Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

GATX CORPORATION ACQUIRES TANK CONTAINER LESSOR TRIFLEET LEASING

CHICAGO, Dec. 30, 2020 – GATX Corporation (NYSE:GATX) today announced its acquisition of Trifleet Leasing Holding B.V., the fourth largest global tank container lessor. Headquartered in the Netherlands with offices worldwide, Trifleet owns and manages a fleet of over 18,000 tank containers leased to a diverse customer base in the chemical, industrial gas, energy, food, cryogenic and pharmaceutical industries, as well as to tank container operators.

“Trifleet complements our existing railcar leasing business and shares GATX’s approach of striving for the highest levels of safety, quality, customer service and environmentally responsible performance,” said Brian A. Kenney, president and chief executive officer of GATX. “We are committed to strengthening Trifleet’s position in the tank container leasing market by leveraging GATX’s extensive global customer base and experience in managing long-lived, widely used transportation assets.”

GATX closed its acquisition of Trifleet on Dec. 29, 2020 for approximately €175 million in cash.

COMPANY DESCRIPTION

GATX Corporation (NYSE:GATX) strives to be recognized as the finest railcar leasing company in the world by our customers, our shareholders, our employees and the communities where we operate. As the leading global railcar lessor, GATX has been providing quality railcars and services to its customers for over 121 years. GATX has been headquartered in Chicago, Illinois since its founding in 1898.

AVAILABILITY OF INFORMATION ON GATX’S WEBSITE

Investors and others should note that GATX routinely announces material information to investors and the marketplace using SEC filings, press releases, public conference calls, webcasts and the GATX Investor Relations website. While not all of the information that the Company posts to the GATX Investor Relations website is of a material nature, some information could be deemed to be material. Accordingly, the Company encourages investors, the media and others interested in GATX to review the information that it shares on www.gatx.com under the “Investor Relations” tab.

FOR FURTHER INFORMATION CONTACT:

GATX Corporation

Shari Hellerman

Director, Investor Relations

GATX Corporation

312-621-4285

shari.hellerman@gatx.com